UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 26, 2006
CALLIDUS SOFTWARE INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50463	77-0438629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 W. Santa Clara Street, Suite 1500
San Jose, CA		95113
(Address of Principal Executive Offices)		(Zip Code)
(408) 808-6400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a -12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 20, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Callidus Software Inc. (the “Company”), approved cash bonuses for the first half of fiscal 2006 for the Company’s employees, including its named executive officers. The amounts of the cash bonuses were based on an evaluation by the Committee of the Company’s existing cash bonus plans in light of the Company’s performance during the first half of 2006, with the addition of the first year’s annual contract value of the Company’s recently launched hosted on-demand services offering which will be recognized as revenues in future periods. As a result, the following bonuses were paid to the Company’s named executive officers for the first half of 2006: (i) Robert H. Youngjohns, $218,148; (ii) Ronald J. Fior, $78,975; (iii) Richard D. Furino, $103,385; and (iv) Robert W. Warfield, $75,816.
     Also on July 20, 2006, the Board approved the performance criteria under the Company’s cash bonus plan for the six-month period from July through December 2006 for eligible employees (including all of the Company’s named executive officers). The Company’s financial performance goals consist of revenue and operating results targets. The target bonus for the named executive officers is generally 55% to 100% of base salary, with the chief executive officer’s target bonus being 100% of base salary. The actual amount of each bonus will depend on the level of the Company’s actual performance, and any bonuses will be paid after the close of the Company’s fiscal year end. In order for a participant to receive a cash bonus for this period, the Company must achieve certain minimum goals established by the Board. Participants will have the potential to receive increasing bonus amounts if the Company exceeds the targets, up to a maximum of two times the target bonus for the fiscal year.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date: July 26, 2006	By:	/s/ Ronald J. Fior

		Name:	Ronald J. Fior
		Title:	SVP, Finance and Operations, Chief Financial Officer